EXHIBIT 10.9

FULL RECOURSE NOTE

$3,000,000	April 8, 2004

FOR VALUE RECEIVED, Raymond E. Wirta (the “Borrower”), hereby unconditionally promises to pay to the order of CB Richard Ellis Group, Inc., a Delaware corporation formerly named CBRE Holding, Inc. (the “Company”), or its registered assigns, the aggregate principal amount of Three Million Dollars ($3,000,000), in lawful money of the United States of America and in immediately available funds (the “Option Loan”) for purposes of exercising the Koll Option. The parties acknowledge that the Company is hereby providing the Option Loan in fulfillment of its obligation undertaken on July 20, 2001 pursuant to Section 5(b) of that certain Employment Agreement, dated as of such date, between the Company and the Borrower (the “Employment Agreement”). All capitalized terms not otherwise defined herein shall have the meanings given to them in the Employment Agreement (as amended by that certain Termination of Employment Agreement dated as of February 15, 2004).

1. Interest and Payment. Interest shall accrue on the principal amount hereof at an annual rate of four percent (4%), compounded annually. All accrued and unpaid interest, together with all unpaid principal, if not sooner paid, shall be due and payable on the earliest to occur of (a) ninety (90) days following the termination of the Borrower’s employment with the Company (other than by the Company without Cause or by the Borrower for Good Reason), (b) seven months following the date the Shares become readily tradable on a national securities exchange or over the counter market, (c) the sale of all the Shares purchased with the Option Loan, and (d) July 20, 2010. In addition, the Option Loan shall be repayable to the extent of any net after tax proceeds received by the Borrower upon the sale of any portion of the Shares purchased with the Option Loan or upon exercise of stock options granted to the Borrower by the Company, such amounts to be applied first to payment of any accrued and unpaid interest and then (if additional funds remain) to any unpaid principal. “Net after tax proceeds” for purposes of the previous sentence shall be determined based on the assumptions that the Borrower is subject to federal and California income taxes at the highest marginal rates then in effect and shall take into account the reduction in federal income taxes that could be obtained from the deduction for state and local taxes.

2. Acceleration. (a) In the event that the Borrower commences an action under any law relating to bankruptcy, insolvency or relief of debtors, there is commenced against the Borrower an action under any such law which results in the entry of an order for relief or such action remains undismissed for a period of 60 days or the Borrower otherwise becomes insolvent, the obligation of the Borrower hereunder shall automatically be accelerated and (b) in the event that the Borrower defaults in any payment obligation hereunder or in any agreement contained in the Pledge Agreement (as defined in Section 4), the Company may accelerate the Option Loan and may, by written notice to the Borrower, declare the entire unpaid outstanding principal amount and all such accrued and unpaid interest thereon to be immediately due and payable and, thereupon, in the case of each of clause (a) and (b), the unpaid outstanding principal amount and all such accrued and unpaid interest shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrower. The failure of the Company to accelerate the Option Loan shall not constitute a waiver of any of the Company’s rights under the Option Loan as long as any of the events described in this Section 2 continue.

3. Voluntary Prepayments. The Borrower shall have the right at any time and from time to time prior to the payment due date to prepay the principal of this Note in whole or in part, without premium or penalty. Any prepayment hereunder shall be accompanied by interest on the principal amount of this Note being prepaid to the date of prepayment.

4. Pledge Agreement. The obligations of the Borrower hereunder are secured in part pursuant to the Pledge Agreement dated the date hereof made by the Borrower to the Company.

5. Miscellaneous. To the extent permitted by law, the Borrower waives diligence, presentment, demand, demand for payment, notice of non-payment, notice of dishonor, protest and notice of protest and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note.

No waiver or modification of the terms of this Note shall be valid unless in writing signed by the Company and then only to the extent therein set forth.

This Note shall be governed by and construed and enforced in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered on the day and year first above written.

/S/ RAYMOND E. WIRTA

Raymond E. Wirta

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